Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 1 to Registration Statement No. 333-169535 on Form S-11 of our report dated February 17, 2012 related to the Statement of Revenues and Certain Operating Expenses of MT San Antonio Property for the year ended December 31, 2010 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the purpose and basis of presentation of the Statement), and to the reference to us under the heading “Experts” in such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Phoenix, Arizona

March 7, 2012